EXHIBIT 10.1.1

AMENDMENT 2006-1

TO THE

SEI INVESTMENTS COMPANY AMENDED AND RESTATED

STOCK OPTION PLAN

AMENDMENT, dated as of November 27, 2006 to the SEI Investments Company Amended and Restated Stock Option Plan (the “Plan”), by SEI Investments Company (the “Company”).

WHEREAS, the Company maintains the Plan for the benefit of its and its affiliates’ eligible employees and consultants; and

WHEREAS, pursuant to Section 13 of the Plan, the Board of Directors of the Company may amend the Plan at any time.

NOW THEREFORE, effective as of November 27, 2006, the Plan is hereby amended as follows:

1. Section 12(a) shall be deleted in its entirety and replaced with the following:

“Adjustments. If there is any change in the number, kind or value of the outstanding Shares by reason of any reclassification, subdivision, combination, split-up or spin-off, stock dividend or exchange of stock of the Company for the outstanding Shares, the maximum aggregate number of Shares (or other kind of stock) as to which options may be granted under the Plan, the maximum aggregate number of Shares (or other kind of stock) that any individual participating in the Plan may be granted in any calendar year, the number of Shares (or other kind of stock) subject to each outstanding option grant and the option price per share shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued Shares to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding options; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Committee shall be final, binding and conclusive. Such adjustment to Shares subject to the Plan or to Shares subject to options under the Plan shall not in any event take place with respect to any dividend payable in Shares of the Company, unless such dividend would result in either (i) an increase of ten percent (10%) or more in the outstanding Shares of the Company since the adoption of the Plan or the grant of the subject option thereunder, as the case may be; or (ii) an increase in any one transaction of five percent (5%) or more in the outstanding Shares.”

2. Except for the foregoing amendment, all the terms and provisions of the Plan are hereby ratified and confirmed and shall continue in full force and effect.